Exhibit 99.1

INVESTOR UPDATE – November 21, 2008

December 2008 Quarter Guidance

General

•
As a result of the merger with Northwest on October 29, 2008, Delta’s consolidated GAAP reported results for the December 2008 quarter will include Northwest results from October 30, 2008 – December 31, 2008, in addition to Delta’s standalone results for the entire quarter.  The comparable 2007 figures will include only Delta standalone results.

•	The guidance in this investor update excludes special items and the impact of applying purchase accounting to the merger because these amounts have not been finalized.

December 2008 quarter [1]
Operating margin	0 – (2)%

Fuel price per gallon	$2.91

December 2008 quarter vs. December 2007 quarter [2]
Consolidated RASM	Up 2 – 4%

System capacity	Down 4%
Domestic	Down 12%
International	Up 9%

1 Includes Northwest results from October 30, 2008 to December 31, 2008.
2 The system, domestic and international capacity changes year over year reflects capacity for Delta and Northwest for both the December 2008 and December 2007 quarters.

•	Delta will provide more detailed guidance at its December 9th investor day, including Delta and Northwest pro forma comparisons. The company will also provide 2009 guidance at that time.

Revenue and Demand Commentary for December 2008 Quarter

As reflected in the above guidance, demand has slowed over the course of the quarter.  Domestic advance bookings are running two points higher year over year, reflecting capacity reductions in the domestic system.  International bookings are down 4-5 points.

As a result, we are evaluating our capacity plans for 2009 on both the domestic and international system and expect to reduce future capacity to better align supply with current levels of demand.

Share Counts

For the fourth quarter and full year 2008, Delta estimates diluted shares to be 681 million and 468 million, respectively.

Forward-Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; competitive conditions in the airline industry; and our ability to achieve expected synergies from our merger with Northwest.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for the quarterly period ended September 30, 2008. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of November 21, 2008, and which Delta has no current intention to update.